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                                                                       Exhibit 8

                              LIST OF SUBSIDIARIES

     Name of Subsidiary                 Jurisdiction of Incorporation
--------------------------------    -------------------------------------

P.T. Cendana Indopearls             Indonesia

Sharcon Pty Ltd.                    Western Australia

Tansim Pty Ltd.                     Western Australia